THE PENNSYLVANIA AVENUE FUNDS
                     MULTIPLE CLASS PLAN

WHEREAS, THE PENNSYLVANIA AVENUE EVENT-DRIVEN FUND (the "Fund"), a series of THE PENNSYLVANIA AVENUE FUNDS (the "Trust"), Delaware business trust, is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company that offers shares of common stock/beneficial interest;

WHEREAS, the Fund serves as its own principal underwriter;

WHEREAS, the Fund has adopted Plans of Distribution (each a "12b-1 Plan") under which the Fund may bear expenses of distribution of its shares, including payment and/or reimbursement to brokers and distributors for certain of its expenses incurred in connection with the Fund;

WHEREAS, the Fund is authorized to issue two classes of shares of beneficial interest, designated as Adviser Class shares and Investor Class shares;

WHEREAS, Rule 18f-3 under the 1940 Act permits open-end management investment companies to issue multiple classes of voting stock representing interests in the same portfolio if, among other things, an investment company adopts a written Multiple Class Plan (the "Plan") setting forth the separate arrangement and expense allocation of each class and any related conversion features or exchange privileges; and
WHEREAS, the Board of Trustees of the Fund has determined, that it is in the best interest of each class of shares of the Fund individually, and the Fund as a whole, to adopt Multiple Class Plan in recognition of it issuing multiple classes of shares;

NOW THEREFORE, the Fund adopts this Plan as follows:

1. Each class of shares will represent interests in the same portfolio of investments of the Fund, and be identical in all respects to each other class, except as set forth below. The differences among the various classes of shares of the Fund will relate to: (i) distribution, service and other charges and expenses as provided for in paragraph 3 of this Plan; (ii) the exclusive right of each class of shares to vote on matters submitted to shareholders that relate solely to that class or the separate voting right of each class on matters for which the interests of one class differ from the interests of another class; (iii) the designation of each class of shares; (iv) conversion features; and (v) exchange privileges.

2. (a) Certain expenses may be attributable to the Fund, but not a particular class of shares thereof. All such expenses

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will be borne by each class on the basis of the relative
aggregate net assets of the classes. Notwithstanding the foregoing, the Distributor, the investment adviser or other provider of services to the Fund may waive or reimburse the expenses of a specific class or classes to the extent permitted by Rule 18f-3 under the 1940 Act and any other applicable law.
(b) A class of shares may be permitted to bear expenses that are directly attributable to that class, including: (i) any distribution service fees associated with any rule 12b-1 Plan for a particular class and any other costs relating to implementing or amending such rule 12b-1 Plan; (ii) any administrative service fees attributable to such class; and
(iii) any transfer agency and shareholder servicing fees attributable to such class.
(c) Any additional incremental expenses not specifically identified above that are subsequently identified and determined to be applied properly to one class of shares of the Fund shall be so applied upon approval by votes of the majority of both (i) the Board of Trustees of the Fund; and
(ii) those Trustees of the Fund who are not "interested persons" of the Fund (as defined in the 1940 Act) ("Independent Directors/Trustees").

3. Consistent with the general provisions of section 2(b), above, each class of shares of the Fund shall differ in the amount of, and the manner in which costs are borne by shareholders as follows:
(a) Investor Class shares
(i) Investor Class shares shall be sold at net asset value without a front-end or back-end sales charge.
(ii) Investor Class shares shall be subject to an annual distribution expense under the Fund's Investor Class Plan of Distribution of up to 0.25% of average net assets, as set forth in the Fund's prospectus, SAI, and Plan of Distribution.
(b) Adviser Class shares
(i) Adviser Class shares shall be sold at net asset value with a front-end sales charge of 5%, and without any back-end sales charge.
(ii) Adviser Class shares shall be subject to an annual 12b-1 expense under the Fund's Class B Plan of Distribution of 0.50% of average net assets, as set forth in the Fund's prospectus, SAI, and Adviser Class Plan of Distribution. This expense shall consist of a distribution fee of 0.25% and a service fee of 0.25% of such net assets.
(c) There shall be no conversion features or exchange privileges for Investor Class or Adviser Class shares.

4. This Plan shall not take effect until it has been approved by votes of the majority of both (i) the Board of Trustees of the Fund; and (ii) the Independent Trustees, and shall continue in effect until terminated in accordance with paragraph 6.

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5. No material amendment to the Plan shall be effective
unless it is approved by the votes of the majority of both
(i) the Board of Directors/Trustees of the Fund; and (ii)
Independent Directors/Trustees.

6. This Plan may be terminated at any time with respect to the Fund as a whole or any class of shares individually, by the votes of the majority of both (i) the Board of Directors/Trustees of the Fund; and (ii) Independent
Directors/Trustees. This Plan may remain in effect with respect to a particular class or classes of shares of the Fund even if it has been terminated in accordance with this paragraph with respect to any other class of shares.
IN WITNESS WHEREOF, the Fund has caused this Plan to be executed by its Trustees thereunto duly authorized, as of the 6th day of June 2003.

         Pennsylvania Avenue Funds By
                             /s/THOMAS KIRCHNER
                             _____________________________
                             Thomas Kirchner, President

         Pennsylvania Avenue Funds By
                             /s/GARY TERNULLO
                             _____________________________
                             Gary Ternullo, Trustee

         Pennsylvania Avenue Funds By
                             /s/GALE WITOONCHATREE
                             _____________________________
                             Gale Witoonchatree, Trustee